EXHIBIT 3.1.2
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                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           COLORADO CERAMIC TILE, INC.


      Article IV is amended in its entirety to read as follows:

                                     CAPITAL

      1. The authorized capital stock of the Corporation shall consist of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The shares of preferred stock may be issued in one or more series. The designations, powers, rights, preferences, qualifications, restrictions and limitations of each series of preferred stock shall be established from time to time by the Corporation's Board of Directors in accordance with Colorado law.

      2. The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

      3. At any meeting of the stockholders, except to the extent otherwise provided by law, a quorum shall consist of a one third of the shares entitled to vote at the meeting.

      4. Each share of this Corporation's common stock which was outstanding on May 27, 2010, shall be automatically converted into 6,756.757 shares of this Corporation's common stock.

Article VI is amended in its entirety to real as follows:

      1. Cumulative voting shall not be allowed in elections of directors or for any other purpose.

      2. Any action required or permitted by the Colorado Business Corporation Act to be taken at a shareholders meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

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